Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-32497, 33-65606, 33-63248, 333-58337, 333-58341, 333-61550, 333-106361, and 333-124965 on Form S-8 of Owens & Minor, Inc. of our report dated September 28, 2006, relating to the statement of net assets to be acquired of McKesson Medical-Surgical Inc.’s acute care business as of March 26, 2006, and the related statement of revenues and direct expenses for the 52-week period then ended, appearing in this Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Owens & Minor Inc. dated December 14, 2006.

/s/ Deloitte & Touche LLP

Richmond, Virginia December 14, 2006